Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made effective as of the 11th day of January, 2017 (“Effective Date”) by and among Northern Technologies International Corporation, a Delaware corporation, located at 4201 Woodland Road, Circle Pines, MN 55014 (“NTIC”), BioPlastic Polymers LLC, a Michigan limited liability company, located at 4275 Conifer Circle, Okemos, Michigan, 48864 (the “Consultant”), and Ramani Narayan, Ph.D., an individual residing at 4275 Conifer Circle, Okemos, Michigan, 48864 (“Dr. Narayan”) (NTIC, Consultant and Dr. Narayan being referred to individually as a “Party” and collectively as the “Parties”).

In consideration of the mutual promises exchanged herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Consulting Services. The Consultant, and specifically Dr. Narayan, agrees to render consulting services of the nature described in the Addendum signed by the Parties and attached hereto, and as may be reasonably requested from time to time by NTIC’s Vice President and Director – Global Market Development – Natur-Tec® or his or her designee. The Consultant agrees that this Agreement is specifically for the services of Dr. Narayan, and accordingly, the Consultant agrees to make available Dr. Narayan for purposes of providing the consulting services under this Agreement. The Addendum is incorporated into, and made part of, this Agreement. The Consultant may set its own hours with respect to its duties under this Agreement.

2.             Consulting Fee; Expense Reimbursement. NTIC shall pay to the Consultant, a consulting fee for the consulting services performed hereunder in the amount or amounts as described in the Addendum signed by the Parties and attached hereto (the “Consulting Fee”). Invoices for consulting services shall be monthly as work progresses (but in no event later than forty-five (45) days after such services are rendered). NTIC shall pay all direct out-of-pocket reasonable expenses in connection with the consulting services provided to NTIC by the Consultant under this Agreement; provided, however, that the Consultant obtains NTIC’s advanced written authorization before obligating NTIC for any such out-of-pocket expenses that fall outside the description of NTIC’s Travel and Expense Policy.

3.             Confidentiality.

3.1         Except as expressly permitted by NTIC and only if required by the Consultant’s services to NTIC under this Agreement, neither the Consultant nor Dr. Narayan shall, at any time during the Term (as defined below) of this Agreement or thereafter, directly or indirectly disclose, furnish, make use of, or make accessible to any person, firm, corporation, or other entity, any Confidential Information (as defined in Section 3.2 below) developed or obtained by the Consultant or Dr. Narayan during the Term of this Agreement or while Dr. Narayan is or was a director of NTIC.

3.2         As used in this Agreement, Confidential Information means all information of NTIC, whether or not developed by the Consultant, and all information of NTIC’s customers and suppliers, including without limitation any formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. Confidential Information includes but is not limited to trade secrets, and it may relate to such matters as research and development, manufacturing processes, management systems and techniques, the identity and requirements of customers, the identity of suppliers, strategic or financial data or plans, and sales and marketing plans and information. Confidential Information does not lose its confidential status merely because it was known by a limited number of persons or entities or because it did not originate entirely with NTIC.

3.3         Each of the Consultant and Dr. Narayan acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of NTIC and represents a substantial investment of time and expense by NTIC, that NTIC would not grant the Consultant and Dr. Narayan access to such knowledge and information in the absence of this Agreement, and that any disclosure or other use of such knowledge or information other than for the sole benefit of NTIC would be wrongful and would cause irreparable harm to NTIC. The Consultant and Dr. Narayan shall refrain from intentionally committing any acts that would materially reduce the value of such knowledge or information to NTIC.

4.             INTENTIONALLY OMITTED.

5.             Patents, Copyrights, Inventions and Related Matters.

5.1         University Inventions. The Parties acknowledge and agree that so long as Dr. Narayan is employed by Michigan State University (“MSU”), he is subject to the MSU Patent Policy that results in MSU owning the rights to any discovery or invention which (a) results from research carried on by, or under the direction of, any employee of MSU which is supported by MSU funds or by funds controlled or administered by MSU, or (b) results from an employee’s duties with the University, or (c) has been developed in whole or in part through the utilization of MSU resources or facilities not available to the general public (“University Inventions”). The Parties acknowledge and agree that NTIC does not desire to receive consulting services that will result in University Inventions. The Consultant and Dr. Narayan covenant and agree to (a) provide the consulting services in a manner that does not result in the creation of University Inventions, unless expressly authorized by NTIC, and (b) refrain from using MSU facilities, equipment, or funds controlled or administered by the MSU in the performance of the consulting services unless requested by NTIC and in accordance with MSU policy. To the extent the Consultant or Dr. Narayan believe the requested consulting services will result in a University Invention they will notify NTIC prior to rendering such services, and receive NTIC’s express written approval prior to providing such services.

5.2         Inventions. As used in this Agreement, the term “Invention” means discoveries, inventions, innovations, materials, suggestions, mask works, works of authorship, know-how, ideas (whether or not shown or described in writing or reduced to practice), conceived, reduced to practice, authored, or developed by the Consultant or Dr. Narayan or jointly with others, whether or not patentable, copyrightable or registerable. “NTIC Inventions” means any Inventions which (a) relate directly to the bioplastics or Natur-Tec® business of NTIC; (b) relate to NTIC’s research or development; (c) result from services provided by the Consultant or Dr. Narayan for NTIC under this Agreement (except to the extent they are approved University Inventions); or (d) is developed by the Consultant or Dr. Narayan in connection with the performance of services under this Agreement or at any time prior to this Agreement.

5.3         Obligations Regarding NTIC Inventions. Each of the Consultant and Dr. Narayan understands that NTIC is continually developing new Inventions, products, processes and systems of which the Consultant or Dr. Narayan may have knowledge. Each of the Consultant and Dr. Narayan agrees that during the Term of this Agreement, to the extent the Consultant or Dr. Narayan is involved with NTIC Inventions, the Consultant and Dr. Narayan will (a) keep accurate, complete and timely written records of all NTIC Inventions, which records shall be NTIC’s property; (b) promptly and fully disclose and describe all NTIC Inventions in writing in sufficient detail to allow NTIC, in its sole discretion, to file patent applications thereon; (c) assign (and each of the Consultant and Dr. Narayan does hereby assign) to NTIC all of the Consultant’s and Dr. Narayan’s rights to all NTIC Inventions, and to applications for letters patent, copyright registrations and/or mask work registrations in all countries and to letters patent, copyright registrations and/or mask work registrations granted upon such NTIC Inventions in all countries; and (d) acknowledge and deliver promptly to NTIC (without charge to NTIC but at NTIC’s expense) such written instruments and to do such other acts, and continue to do such other acts after the Term as requested by NTIC, and as may be necessary in the opinion of NTIC to preserve NTIC Inventions against forfeiture, abandonment, or loss, and to obtain, defend or maintain such letters patent, copyright registrations and/or mask work registrations, and to vest the entire right and title thereto in NTIC. NTIC shall have the sole and exclusive right, but not the obligation, to file patent applications on NTIC Inventions anywhere in the world. Each of the Consultant and Dr. Narayan agrees that any materials protectable by copyright developed by Consultant or Dr. Narayan as provided in this Section 5 shall be “works made for hire” to the extent possible under U.S. or foreign copyright laws, and thus the property of NTIC (except to the extent they are approved University Inventions). To the extent such materials do not qualify as works made for hire, each of the Consultant and Dr. Narayan agrees to assign and does hereby expressly assign to NTIC the copyright in such materials on a worldwide basis (except to the extent they are approved University Inventions). Each of the Consultant and Dr. Narayan further agrees that NTIC may add to, subtract from, arrange, rearrange, revise, modify, change and adapt all Inventions, including any copyrightable or copyrighted works, created or provided by the Consultant or Dr. Narayan to NTIC under this Agreement. Each of the Consultant and Dr. Narayan hereby waives all of the Consultant’s and Dr. Narayan’s rights under the United States Copyright Act, including any rights provided in 17 U.S.C. § 106 and § 106A and any rights of attribution and integrity and other “moral rights of authors” with respect to the results and proceeds of the Consultant’s and Dr. Narayan’s work under this Agreement to the extent now or hereafter permitted by the laws of the United States of America or the laws of any other countries (except to the extent they are approved University Inventions).

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5.4         Future Inventions. Each of the Consultant and Dr. Narayan recognizes that NTIC Inventions or Confidential Information relating to the Consultant’s or Dr. Narayan’s services to NTIC under this Agreement and conceived or made by the Consultant or Dr. Narayan, alone or with others, within one year after expiration or termination of this Agreement may have been conceived in significant part during the Term of this Agreement and in connection with the Consultant’s or Dr. Narayan’s performance of consulting services to NTIC under this Agreement. Accordingly, each of the Consultant and Dr. Narayan agrees that such post-Agreement Inventions and proprietary information will be presumed to have been conceived during the Term of this Agreement and are to be assigned and are hereby assigned to NTIC unless and until the Consultant or Dr. Narayan has established the contrary or the Parties agree in writing otherwise.

5.5         Appointment of Company as Agent/Attorney-in-Fact. In the event that NTIC is unable for any reason to secure the Consultant’s or Dr. Narayan’s signature to any document required to apply for or execute any patent, copyright, maskwork or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), each of the Consultant and Dr. Narayan hereby irrevocably designates and appoints NTIC and its duly authorized officers and agents as the Consultant’s or Dr. Narayan’s agents and attorneys-in-fact to act for and on behalf and instead of the Consultant or Dr. Narayan, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by the Consultant or Dr. Narayan.

6.             Taxes. The Consultant shall have sole responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by NTIC to the Consultant hereunder and any amounts paid by the Consultant to Dr. Narayan. The Consultant and Dr. Narayan shall indemnify and hold NTIC harmless against any claim or liability (including penalties) resulting from failure of the Consultant to pay such taxes or contributions, or failure of the Consultant to file any such tax forms.

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7.             Representations, Warranties and Indemnification.

7.1         Each of the Consultant and Dr. Narayan represents that during the term of this Agreement no business relationships, employment relationships and consulting obligations of the Consultant or Dr. Narayan shall be a conflict with the obligations to NTIC set forth herein, or involve the disclosure of Confidential Information, and/or interfere with the performance of the Consultant’s and Dr. Narayan’s obligations under this Agreement.

7.2         Each of the Consultant and Dr. Narayan warrants to NTIC that each of the Consultant and Dr. Narayan: (a) has the right to enter into this Agreement, (b) has no obligations to any other person or organization that are in conflict with its obligations under this Agreement, except to MSU obligations and policy and (c) that all NTIC Inventions and proprietary materials (referred to in Section 8 below) are and will be original, and will not infringe the copyrights, trade secrets, rights of privacy or similar proprietary rights of others.

7.3         Each of the Consultant and Dr. Narayan agrees to indemnify and hold harmless NTIC against any expenses, damages, costs, losses and fees (including legal fees) incurred by NTIC in any suit, claim or proceeding brought by a third party and which is based on facts which constitute a breach of any of the warranties in this Section 7.

8.             Incorporated Proprietary Materials. Each of the Consultant and Dr. Narayan agrees to notify NTIC in writing prior to incorporating any proprietary materials, whether or not patentable or patented which are owned or controlled by the Consultant or Dr. Narayan, into the goods, equipment and/or services furnished to NTIC by the Consultant or Dr. Narayan under this Agreement. Each of the Consultant and Dr. Narayan will either obtain NTIC’s written agreement to the incorporation of such proprietary materials without a license of such rights to NTIC, or the Consultant or Dr. Narayan will obtain permission to grant to NTIC an irrevocable, perpetual, transferable, nonexclusive, worldwide, royalty-free license to make, use and sell, and to have others make, use and sell on its behalf goods, equipment, services or the like incorporating such proprietary materials.

9.            Term and Termination.

9.1         The term of this Agreement shall be five (5) years until January 11, 2022 (the “Term”). Unless earlier terminated by the Parties, this Agreement shall terminate on January 11, 2022. Prior to January 11, 2022, the Parties shall discuss whether to extend the Term of this Agreement. Any extension of the Term of this Agreement must be mutually agreed upon by the Parties and set forth in writing as an amendment to this Agreement or as a new written agreement. For the sake of clarity and the avoidance of any doubt, if the Parties do not extend the Term of this Agreement by written amendment to this Agreement or as a new written agreement, this Agreement shall terminate on January 11, 2022.

9.2         This Agreement may be terminated by any Party upon thirty (30) days prior written notice.

9.3         This Agreement will terminate automatically upon the death of Dr. Narayan or in the event of his disability that prevents him from performing the Consultant's duties under this Agreement for a continuous sixty (60) day period.

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9.4         This Agreement may be terminated by any Party if the other Party fails to perform any of the obligations imposed upon it under the terms of this Agreement so as to be in default hereunder and fails to cure such default within ten (10) days after written notice.

9.5         Upon termination of this Agreement, the provisions of Sections 3 through 18 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

9.6         Upon termination of this Agreement, each of the Consultant and Dr. Narayan shall return and will not retain in any form or format, all Confidential Information and all NTIC documents, data and other property in its possession or control, including without limitation NTIC-owned equipment such as computers, iPads, smart phones, cell phones, etc. and after returning these documents, data and other property, the Consultant will permanently delete from any electronic media in the Consultant’s possession, custody or control (such as computers, smart phones, cell phones, hand-held devices, back-up devices, zip drives, etc.) or to which the Consultant or Dr. Narayan has or may have had access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of NTIC, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained. Each of the Consultant and Dr. Narayan agrees to provide NTIC with a list of any documents that the Consultant or Dr. Narayan created or is otherwise aware that are password-protected and the password(s) necessary to access such password-protected documents. NTIC “documents, data, and other property” includes, without limitation, computers, fax machines, cell and smart phones, access cards, keys, reports, manuals, records, product samples, trunk stock, correspondence and/or other documents or materials related to the business of NTIC that the Consultant or Dr. Narayan has compiled, generated or received while providing services to NTIC, including all copies, samples, computer data, disks, or records of such material. Notwithstanding the foregoing, if upon termination of this Agreement, Dr. Narayan will continue to be a member of the Board of Directors of NTIC, then he will not be required to return Confidential Information and NTIC documents, data and other property in his possession or control, in each case as necessary or appropriate in connection with his obligations and services as a member of the Board of Directors of NTIC.

10.          Independent Contractor; No Agency. Nothing in this Agreement may be construed to establish NTIC as an employer and the Consultant or Dr. Narayan as an employee, to establish any Party as a partner or agent of the other Parties, or to create any other form of legal association that would impose liability upon a Party for any act or omission of the other Party or provide a Party with the right, power, or authority to create or impose any duty or obligation on the other Party, it being intended that each Party shall remain an independent contractor acting in its own name and for its own account. Each of the Consultant and Dr. Narayan agrees that neither the Consultant nor Dr. Narayan is entitled to any NTIC employee benefits or benefit plans of any other kind, including but not limited to, participation in NTIC’s annual bonus plan, worker’s compensation insurance or unemployment insurance. In the event the Internal Revenue Service (“IRS”) makes a determination contrary to the status of consultant, the Consultant will furnish to NTIC a completed and fully executed IRS Form 4669 on or before April 15 of the year such request is made by NTIC. The submission of such Form 4669 will not be deemed to create an employer-employee relationship. The Consultant will not take a position on the Consultant’s income tax return inconsistent with the Consultant’s status as an independent contractor and will cooperate in any inquiry and dispute regarding the Consultant’s status as an independent contractor that may arise from an IRS audit of NTIC.

11.          Third-Party Confidential Information. Each of the Consultant and Dr. Narayan understands that NTIC does not desire to receive any confidential information in breach of their obligation to others and agrees that during the term of this Agreement, each of the Consultant and Dr. Narayan will not disclose to NTIC or use in the performance of services for NTIC, any confidential information in breach of the obligations to any third party.

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12.           Use of Consultant’s Written Materials. NTIC shall have the right, at no additional charge, to use, modify, reproduce and prepare derivative works based on the Consultant’s or Dr. Narayan’s documentation and literature, provided to NTIC by the Consultant or Dr. Narayan in connection with the performance of services under this Agreement, including without limitation, operating and maintenance manuals, technical publications, prints, drawings, training manuals, sales literature, and other similar materials.

13.           Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, or to such other address as any Party may have furnished to the other Parties in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

14.           Injunctive Relief. Each of the Consultant and Dr. Narayan agrees that, in the event of any breach or threatened breach of this Agreement by the Consultant or Dr. Narayan, NTIC will be entitled to equitable relief, including injunctive relief and specific performance without posting a bond. Such relief will not be exclusive of NTIC, but will be in addition to all other remedies. In the event disclosure is legally compelled, Each of the Consultant and Dr. Narayan shall provide NTIC with prompt written notice so that NTIC can seek appropriate protections and remedies.

15.           Applicable Law and Jurisdiction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota (without giving effect to the choice of law principles thereof). Each of NTIC, the Consultant and Dr. Narayan hereby (a) agrees that any action, cause of action, claim, or dispute arising under or relating to this Agreement must be brought only in the courts of the State of Minnesota, located in the County of Anoka, or the federal court of the United States located in the District of Minnesota, (b) expressly consents to personal jurisdiction in the State of Minnesota, with respect to such action, cause of action, claim, or dispute, (c) irrevocably and unconditionally consents to the exclusive jurisdiction and venue of such courts for the purposes of enforcing the terms of this Agreement or interpreting any provision, remedying any breach, or otherwise adjudicating any action, cause of action, claim, or dispute of or under this Agreement, (d) irrevocably and unconditionally waives any objection to the jurisdiction and venue required in this Section 17, and (e) agrees not to plead or claim in any such court that any such action, cause of action, claim, or dispute has been brought in an inconvenient forum. Each of the Consultant and Dr. Narayan hereby irrevocably appoints the Secretary of State of the State of Minnesota as the Consultant’s and Dr. Narayan’s agent for service of any process, summons or other document related to initiating any action hereunder to enforce the rights of NTIC. The Parties agree that before bringing any action as a result of a dispute hereunder in any permitted court in Minnesota, the Parties will first negotiate in good faith to achieve a resolution and hereby agree to a non-binding mediation of any such dispute.

16.           Entire Agreement. This Agreement, including the Addendum attached hereto, is the entire agreement among NTIC, the Consultant and Dr. Narayan relating to the Consultant’s consulting relationship with NTIC. Except as expressly provided otherwise in this Agreement, this Agreement supersedes all prior oral and written agreements and communications between the Parties with respect to such subject matter. The Parties specifically and explicitly understand, acknowledge and agree that this Agreement supersedes and replaces in its entirety that certain oral agreement between NTIC and BioPlastic Polymers LLC, the material terms of which were described most recently in NTIC’s definitive proxy statement for its annual meeting of stockholders to be held on January 13, 2017 filed with the U.S. Securities and Exchange Commission on November 28, 2016.

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17.           Miscellaneous. No amendment to this Agreement shall be binding upon the Parties unless it is in writing and executed by all Parties. The failure of any Party at any time to require performance of any provision of this Agreement or to exercise any right provided for herein shall not be deemed a waiver of such provision or such right. All waivers must be in writing. Unless the written waiver contains an express statement to the contrary, no waiver by any Party of any breach of any provision of this Agreement or of any right provided for herein shall be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any Party at law, in equity or otherwise. If any provision or clause of this Agreement, or the application thereof under certain circumstances is held invalid, the remainder of this Agreement, or the application of such provision or clause under other circumstances, shall not be affected thereby.

18.           Assignment. NTIC reserves the right to assign all or part of its rights and obligations under this Agreement to another party. Neither the Consultant nor Dr. Narayan may assign any of its right or obligations under this Agreement to another party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date written below.

BIOPLASTIC POLYMERS LLC	NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION

/s/ Dr. Ramani Narayan	/s/ Matthew Wolsfeld
Ramani Narayan, Ph.D.
President and Sole Member

Jan 11, 2017	CFO
Date	Title

Jan 11, 2017
Date

/s/ Dr. Ramani Narayan
Ramani Narayan, Ph.D.

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ADDENDUM TO THE CONSULTING AGREEMENT

NATURE OF CONSULTING SERVICES

NTIC hereby retains the Consultant to perform the following consulting services and such other services reasonably requested by NTIC’s Vice President and Director – Global Market Development – Natur-Tec® or his designee from time to time:

•	Help Natur-Tec® with technology and applications development.
•	Advise on Natur-Tec® product branding/positioning.
•	Bring business, scientific and technical opportunities to the attention of Natur-Tec® team at NTIC.
•	Introduce business and market contacts to Natur-Tec® team at NTIC and presentation opportunities.
•	Make presentations to targeted customers to articulate the value proposition for biobased and compostable plastics and Natur-Tec® team’s unique skills and expertise.
•	Identify potential Federal grants and help write SBIR/STTR funding proposals. Note -- 2 NSF Phase I SBIR grants; 1 NSF Phase II STTR, and one DOD Phase I and Phase II grants totaling $1.5 million to date.
•	Participate in strategy development, and suggest new product ideas and line extension to Natur-Tec® products.
•	Other services as may be requested from time to time related to NTIC’s bioplastics program.

Consultant agrees to not provide any direction for and on behalf of NTIC to outside third parties, such as vendors, etc.

CONSULTING FEE

NTIC agrees to pay the Consultant $12,000 per month of consulting services provided to NTIC by the Consultant under this Agreement.

CONSULTANT’S POINT OF CONTACT AT TORNIER

The Consultant’s point of contact at NTIC shall be NTIC’s Vice President and Director – Global Market Development – Natur-Tec® or his designee. All questions regarding this Agreement should be directed to the point of contact.

BIOPLASTIC POLYMERS LLC	NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION

/s/ Dr. Ramani Narayan	/s/ Matthew Wolsfeld
Ramani Narayan, Ph.D. President and Sole Member

Jan 11, 2017	CFO
Date	Title

Jan 11, 2017
Date

/s/ Dr. Ramani Narayan
Ramani Narayan, Ph.D.